Exhibit 99.1

BRINKER INTERNATIONAL REPORTS SECOND QUARTER OF FISCAL 2020 RESULTS

DALLAS (January 29, 2020) – Brinker International, Inc. (NYSE: EAT) today announced results for the second quarter of fiscal 2020 ended December 25, 2019.
Highlights include the following:

•
Earnings per diluted share, on a GAAP basis, in the second quarter of fiscal 2020 decreased 12.0% to $0.73 compared to $0.83 in the second quarter of fiscal 2019 primarily due to changes in special items, partially offset by improved operating performance

•
Earnings per diluted share, excluding special items, in the second quarter of fiscal 2020 increased 13.5% to $1.01 compared to $0.89 in the second quarter of fiscal 2019 primarily due to improved operating performance (see non-GAAP reconciliation below)

•
Operating income, as a percentage of Total revenues, was 5.0% in the second quarter of fiscal 2020 compared to 6.3% in the second quarter of fiscal 2019 primarily due to changes in special items, partially offset by improved operating performance

•	Restaurant operating margin, as a percentage of Company sales, was 12.7% in the second quarter of fiscal 2020 compared to 12.4% in the second quarter of fiscal 2019 (see non-GAAP reconciliation below)

•
Brinker International’s Company sales in the second quarter of fiscal 2020 increased 11.3% to $847.5 million compared to the second quarter of fiscal 2019 primarily due to increased capacity from the 116 Chili’s restaurants acquired in the first quarter of fiscal 2020 and increased comparable restaurant sales. Total revenues in the second quarter of fiscal 2020 increased 9.9% to $869.3 million compared to the second quarter of fiscal 2019

•	Chili’s company-owned comparable restaurant sales increased 2.0% in the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019

•	Maggiano’s company-owned comparable restaurant sales decreased 1.4% in the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019

•	Chili’s international franchise comparable restaurant sales decreased 0.9% in the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019

•
Cash flows provided by operating activities in the twenty-six week period ended December 25, 2019 were $142.3 million and capital expenditures totaled $51.4 million resulting in free cash flow of $90.9 million (see non-GAAP reconciliation below)

•
The Company’s Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the Company. The dividend will be payable March 26, 2020 to shareholders of record as of March 6, 2020

“Our second quarter of fiscal 2020 combined positive top line growth and effective P&L management, which resulted in double digit adjusted EPS growth,” said Wyman Roberts, CEO and President. “Our strategic focus on core execution, value and convenience allows us to build positive results on top of previous positive results.”

QUARTERLY OPERATING PERFORMANCE
Company Sales and Company Restaurant Expenses
Chili’s Company sales in the second quarter of fiscal 2020 increased 13.7% to $728.4 million from $640.6 million in the second quarter of fiscal 2019 primarily due to revenues generated from the 116 Chili’s restaurants acquired in the first quarter of fiscal 2020, and a 2.0% increase in comparable restaurant sales.
As compared to the second quarter of fiscal 2019, Chili’s restaurant operating margin(1) increased. Restaurant expenses, as a percentage of Company sales, decreased compared to the second quarter of fiscal 2019 primarily due to sales leverage, partially offset by expenses related to growth in off-premise. Cost of sales, as a percentage of Company sales, decreased compared to the second quarter of fiscal 2019 primarily due to increased menu pricing, partially offset by unfavorable commodity pricing and menu item mix. Restaurant labor, as a percentage of Company sales, increased compared to the second quarter of fiscal 2019 due to higher hourly labor wage rates, partially offset by sales leverage.
Maggiano’s Company sales in the second quarter of fiscal 2020 decreased to $119.1 million from $120.9 million in the second quarter of fiscal 2019 primarily due to a 1.4% decrease in comparable restaurant sales that included 0.5% of negative weather impact. As compared to the second quarter of fiscal 2019, Maggiano’s restaurant operating margin(1) decreased. Restaurant labor, as a percentage of Company sales, increased primarily due to higher hourly labor wage rates. Restaurant expenses and Cost of sales, as a percentage of Company sales, were both flat compared to the second quarter of fiscal 2019.

(1)
Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

Franchise and Other Revenues
Franchise and other revenues in the second quarter of fiscal 2020 decreased 25.3% to $21.8 million from $29.2 million in the second quarter of fiscal 2019 primarily due to a decrease in royalties and franchise marketing contributions related to the 116 Chili’s restaurants acquired from a franchisee during the first quarter of fiscal 2020. In the second quarter of fiscal 2020, Brinker franchisees generated approximately $247.4 million in sales.(2)

(2)	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
Income Taxes
On a GAAP basis, the effective income tax rate in the second quarter of fiscal 2020 decreased to 3.8% compared to 8.6% in the second quarter of fiscal 2019. The decrease was primarily driven by the impact of additional expense related to special items during the second quarter of fiscal 2020. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income rate increased to 10.5% in the second quarter of fiscal 2020 compared to 10.2% in the second quarter of fiscal 2019.
Fiscal 2020 Outlook and Guidance Policy
Brinker now increases our financial outlook with the following guidance changes based on year-to-date performance and estimates for the remainder of fiscal 2020:

•	Earnings per diluted share, excluding special items, is estimated to be in the range of $4.25 to $4.45

•	Restaurant operating margin is expected to be flat to fiscal 2019

•	Free cash flow is expected to be $175.0 million to $190.0 million
We reaffirm the other aspects of our full-year fiscal 2020 financial guidance as previously communicated in our August 13, 2019 earnings release and provided below for reference.

•	Revenues are expected to be up approximately 9.0% to 10.0% primarily due to the acquisition of the 116 Chili’s restaurants

•	Comparable restaurant sales at company-owned restaurants are expected to be up 1.75% to 2.50%

•	Capital expenditures are expected to be $140.0 million to $150.0 million

•	General and administrative expense is expected to remain flat

•	Effective income tax rate, excluding the impact of special items, is expected to be approximately 10.5% to 11.5%
We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2020, reconciliations to the appropriate GAAP measures will be provided.
COMPARABLE RESTAURANT SALES
The table below presents the percentage change in company-owned and franchise comparable restaurant sales in the quarter comparative periods as described below:

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q2: 20 vs 19	Q2: 19 vs 18	Q2: 20 vs 19	Q2: 19 vs 18	Q2: 20 vs 19	Q2: 19 vs 18	Q2: 20 vs 19	Q2: 19 vs 18
Company-owned	1.5%	2.7%	1.4%	1.0%	0.3%	(1.1)%	(0.2)%	2.8%
Chili’s	2.0%	2.9%	1.4%	0.9%	0.5%	(0.9)%	0.1%	2.9%
Maggiano’s	(1.4)%	1.8%	1.4%	1.2%	0.0%	(0.7)%	(2.8)%	1.3%
Chili’s franchise(3)	(0.4)%	(0.8)%
U.S.	0.2%	3.4%
International	(0.9)%	(6.5)%
Chili’s domestic(4)	1.7%	3.0%
System-wide(5)	1.0%	1.8%

(1)
Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months, except restaurants acquired by the Company from franchisees are not included until they have been Company-owned for more than 12 months. Amounts are calculated based on comparable current period versus same period a year ago.

(2)	Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)
Chili’s Franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income; however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations.

(4)	Chili’s Domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.

(5)
System-wide Comparable Restaurant Sales are derived from sales generated by Company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.

NON-GAAP MEASURES
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
Reconciliation of Net Income and Net Income Per Share Excluding Special Items
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results. The following reconciliation is presented in millions, except per diluted share amounts.

	Q2 20	EPS Q2 20	Q2 19	EPS Q2 19
Net income	$27.9	$0.73	$32.0	$0.83
Special items(1)	13.8	0.36	3.2	0.08
Income tax effect related to special items(2)	(3.3)	(0.08)	(0.8)	(0.02)
Special items, net of taxes	10.5	0.28	2.4	0.06
Adjustment for special tax items(3)	0.0	0.0	(0.1)	0.0
Net income excluding special items	$38.4	$1.01	$34.3	$0.89

(1)
Special items in the second quarter of fiscal 2020 consist of $12.3 million in Other (gains) and charges and $1.5 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets.

Special items in the second quarter of fiscal 2019 consist of charges of $2.2 million in Other (gains) and charges and $1.0 million of incremental depreciation expense associated with a change in estimated useful life of certain restaurant-level long-lived assets.
Footnote “(2)” to the Consolidated Statements of Comprehensive Income contains additional details on the composition of Other (gains) and charges for each period presented.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

(3)
Adjustment for special tax items in the second quarter of fiscal 2020 was negligible. Adjustment for special tax items in the second quarter of fiscal 2019 are primarily related to the tax impact of excess tax windfalls associated with stock-based compensation.

Reconciliation of Restaurant Operating Margin
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties, advertising fees, and other non-food and beverage revenues streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expenses, substantially all of which are related to restaurant-level assets, are excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
The following reconciliation is presented in millions, except percentages:

	Q2 20	Q2 19
Operating income - GAAP	$43.5	$49.6
Operating income as a percentage of Total revenues	5.0%	6.3%

Operating income - GAAP	$43.5	$49.6
Less: Franchise and other revenues	(21.8)	(29.2)
Plus: Depreciation and amortization	39.3	36.1
General and administrative	34.6	35.4
Other (gains) and charges	12.3	2.2
Restaurant operating margin - non-GAAP	$107.9	$94.1
Restaurant operating margin as a percentage of Company sales	12.7%	12.4%
Reconciliation of Free Cash Flow
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations (in millions).

Twenty-Six Week Period Ended December 25, 2019
Cash flows provided by operating activities - GAAP	$142.3
Capital expenditures	(51.4)
Free cash flow - non-GAAP	$90.9
WEBCAST INFORMATION
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, January 29, 2020 at 9 a.m. CST:
http://investors.brinker.com/events/event-details/q2-2020-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day February 12, 2020.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
FORWARD CALENDAR

•	SEC Form 10-Q for the second quarter of fiscal 2020 filing on or before February 3, 2020

•	Earnings release call for the third quarter of fiscal 2020 on April 29, 2020
ABOUT BRINKER
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of December 25, 2019, Brinker owned, operated, or franchised 1,675 restaurants under the names Chili’s® Grill & Bar (1,622 restaurants) and Maggiano’s Little Italy® (53 restaurants).

FORWARD-LOOKING STATEMENTS
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. The forward-looking statements in the press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 25, 2019	December 26, 2018	December 25, 2019	December 26, 2018
Revenues
Company sales	$847.5	$761.5	$1,611.4	$1,489.8
Franchise and other revenues(1)	21.8	29.2	43.9	54.7
Total revenues	869.3	790.7	1,655.3	1,544.5
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Cost of sales	223.1	200.9	426.9	392.8
Restaurant labor	291.8	260.8	560.3	517.1
Restaurant expenses	224.7	205.7	432.0	404.7
Company restaurant expenses	739.6	667.4	1,419.2	1,314.6
Depreciation and amortization	39.3	36.1	77.4	73.1
General and administrative	34.6	35.4	72.6	69.2
Other (gains) and charges(2)	12.3	2.2	11.4	(8.9)
Total operating costs and expenses	825.8	741.1	1,580.6	1,448.0
Operating income	43.5	49.6	74.7	96.5
Interest expenses	15.0	15.4	29.9	31.0
Other (income), net	(0.5)	(0.8)	(1.0)	(1.6)
Income before provision for income taxes	29.0	35.0	45.8	67.1
Provision for income taxes	1.1	3.0	3.0	8.7
Net income	$27.9	$32.0	$42.8	$58.4

Basic net income per share	$0.75	$0.84	$1.14	$1.49

Diluted net income per share	$0.73	$0.83	$1.12	$1.46

Basic weighted average shares outstanding	37.4	38.1	37.4	39.2

Diluted weighted average shares outstanding	38.1	38.8	38.1	39.9

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$0.1	$(0.6)	$(0.1)	$(0.3)
Other comprehensive income (loss)	0.1	(0.6)	(0.1)	(0.3)
Comprehensive income	$28.0	$31.4	$42.7	$58.1

(1)
Franchise and other revenues include Royalties and Franchise fees and other revenues. Franchise fees and other revenues include Maggiano’s banquet service charge income, advertising fees, gift card breakage, gift card equalization, gift card discount costs from third-party gift card sales, digital entertainment revenues, delivery fee income, franchise and development fees, retail royalty revenues, and merchandise income.

(2)	Other (gains) and charges included in the Consolidated Statements of Comprehensive Income included (in millions):

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 25, 2019	December 26, 2018	December 25, 2019	December 26, 2018
Restaurant impairment charges	$4.6	$1.0	$4.6	$1.0
Restaurant closure charges	2.9	2.1	3.1	3.8
Acquisition of franchise restaurants costs, net of (gains)	2.0	—	1.5	—
Remodel-related costs	0.8	2.6	1.5	3.1
Lease modification net charge (gain)	—	—	(3.1)	—
Sale leaseback (gain), net of transaction charges	—	(4.4)	—	(17.7)
Other	2.0	0.9	3.8	0.9
	$12.3	$2.2	$11.4	$(8.9)

(3)
Foreign currency translation adjustment included in our Comprehensive income in the Consolidated Statements of Comprehensive Income represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	December 25, 2019(1)	June 26, 2019
ASSETS
Total current assets	$224.3	$177.0
Net property and equipment(2)	823.0	755.1
Operating lease assets(3)	1,175.9	—
Deferred income taxes, net(3)(4)	40.3	112.0
Other assets	240.2	214.2
Total assets	$2,503.7	$1,258.3
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities(3)(4)	$552.4	$421.6
Long-term debt and finance leases, less current installments	1,290.2	1,206.6
Long-term operating lease liabilities, less current portion(3)	1,172.1	—
Deferred gain on sale leaseback transactions(4)	—	255.3
Other liabilities	57.9	153.0
Total shareholders’ deficit(3)(4)	(568.9)	(778.2)
Total liabilities and shareholders’ deficit	$2,503.7	$1,258.3

(1)
The Condensed Consolidated Balance Sheet at December 25, 2019 includes the preliminary purchase price allocation for the 116 Chili’s restaurants assets acquired and liabilities assumed on September 5, 2019.

(2)
Of the 1,117 company-owned restaurant locations, at December 25, 2019, we own both building and land for 43 restaurant locations. The related book values associated with these restaurants included land of $34.1 million and buildings of $15.8 million.

(3)
Effective June 27, 2019, we adopted ASC 842, the new lease accounting standard that required us to recognize operating lease assets and liabilities in the balance sheet. Under our historical accounting, operating leases were not recognized in the balance sheet. Prior results have not been restated for the impact of this accounting change. The impact of the new lease accounting standard did not significantly impact our results of operations or cash flows.

(4)
Deferred gain on sale leaseback transactions balance of $255.3 million, the related short-term deferred gain balance recorded within Total current liabilities of $19.3 million, and the associated Deferred income taxes, net balance of $68.6 million, were eliminated upon adoption of ASC 842 into Total shareholders’ deficit as required by ASC 842.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Twenty-Six Week Periods Ended
	December 25, 2019	December 26, 2018
Cash flows from operating activities
Net income	$42.8	$58.4
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	77.4	73.1
Stock-based compensation	9.7	7.2
Restructure charges and other impairments	6.1	8.4
Net loss (gain) on disposal of assets	0.5	(18.3)
Other	1.3	1.3
Changes in assets and liabilities	4.5	(73.9)
Net cash provided by operating activities	142.3	56.2
Cash flows from investing activities
Payments for property and equipment	(51.4)	(78.7)
Payments for franchise restaurant acquisitions	(96.2)	—
Proceeds from sale of assets	0.3	1.2
Proceeds from note receivable	1.4	1.3
Insurance recoveries	—	1.4
Proceeds from sale leaseback transactions, net of related expenses	—	458.0
Net cash (used in) provided by investing activities	(145.9)	383.2
Cash flows from financing activities
Borrowings on revolving credit facility	463.0	479.0
Payments on revolving credit facility	(416.0)	(713.0)
Purchases of treasury stock	(11.3)	(167.6)
Payments of dividends	(29.0)	(31.6)
Payments on long-term debt	(5.0)	(3.7)
Proceeds from issuances of treasury stock	1.5	2.8
Payments for debt issuance costs	(1.0)	—
Net cash provided by (used in) financing activities	2.2	(434.1)
Net change in cash and cash equivalents	(1.4)	5.3
Cash and cash equivalents at beginning of period	13.4	10.9
Cash and cash equivalents at end of period	$12.0	$16.2

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Total Restaurants Open at December 25, 2019	Fiscal 2020
		Second Quarter Openings	Fiscal Year Openings	Full Year Projected Openings
New Openings
Company-owned restaurants
Chili’s domestic	1,060	4	5	9-11
Chili’s international	5	—	—	—
Maggiano’s	52	—	—	—
Total company-owned	1,117	4	5	9-11

Franchise restaurants
Chili’s domestic	180	1	2	2-3
Chili’s international	377	5	16	27-32
Maggiano’s	1	—	—	1
Total franchise	558	6	18	30-36

Total company-owned and franchise restaurants
Chili’s domestic	1,240	5	7	11-14
Chili’s international	382	5	16	27-32
Maggiano’s	53	—	—	1
Total	1,675	10	23	39-47

Relocation Openings
Chili’s domestic company-owned relocations		0	0	0-2

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com

(800) 775-7290
3000 OLYMPUS BOULEVARD
DALLAS, TEXAS 75019